Exhibit 99.1

BWXT Names Former Chief of Naval Operations
Adm. John M. Richardson to Board of Directors

(LYNCHBURG, Va. – December 17, 2020) – BWX Technologies, Inc. (NYSE: BWXT) announced today that retired Adm. John M. Richardson has been appointed to its board of directors.

Adm. Richardson served as the Chief of Naval Operations for the U.S. Navy from 2015 to 2019 and as Director of the Naval Nuclear Propulsion Program from 2012 to 2015. As Chief of Naval Operations, he was responsible for the management of a $160 billion budget covering 600,000 sailors and civilians, more than 70 installations, 290 warships and more than 2,000 aircraft worldwide.

During his 37 years of service in the U.S. Navy, Adm. Richardson gained valuable operational and national security experience, including responsibility for ensuring the safe, reliable and long-lived operation of naval nuclear reactors for the U.S. Navy's fleet. He also served on four nuclear submarines, including commanding the submarine USS Honolulu.

“Given his impeccable national security credentials and broad executive skill set, Admiral Richardson is exceptionally well suited to join our board,” said John A. Fees, chairman of BWXT. “He has a deep understanding of our business given his previous U.S. Navy roles, and BWXT will greatly benefit from his experience and counsel moving forward.”

Adm. Richardson earned a bachelor’s degree in physics from the U.S. Naval Academy, a master’s degree in electrical engineering from the Massachusetts Institute of Technology and Woods Hole Oceanographic Institution and a master’s degree in National Security Strategy from the National War College.

He also serves on the Board of Directors of The Boeing Company and Exelon Corporation.
About BWXT
At BWX Technologies, Inc. (NYSE: BWXT), we are People Strong, Innovation Driven. Headquartered in Lynchburg, Va., BWXT provides safe and effective nuclear solutions for national security, clean energy, environmental remediation, nuclear medicine and space exploration. With approximately 6,700 employees, BWXT has 12 major operating sites in the U.S. and Canada. In addition, BWXT joint ventures provide management and operations at more than a dozen U.S. Department of Energy and NASA facilities. Follow us on Twitter at @BWXTech and learn more at www.bwxt.com.

Media Contact:	Investor Contact:
Jud Simmons	Mark Kratz
Director, Media and Public Relations	Director, Investor Relations
434-522-6462	980-365-4300
hjsimmons@bwxt.com	investors@bwxt.com